Exhibit 99.1

GrowGeneration Acquires Maine-Based Grow Depot

Acquisition Brings Total Number of GrowGen Locations Nationwide to 42

DENVER, February 1, 2021 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Grow Depot, a two-store chain in Auburn and Augusta, Maine. The acquisition brings the total number of GrowGen hydroponic garden centers in Maine to five, with locations in Auburn, Augusta, Biddeford, Brewer, and York.

“It’s a very exciting time in Maine’s adult-use market, and we’re pleased to expand our footprint in the state through our acquisition of Grow Depot, which has proudly served the Central Maine area for nearly a decade,” said Darren Lampert, GrowGeneration’s CEO. “With our expanded footprint, the Maine market is expected to generate 2021 annual revenues of over $20 million for GrowGen.”

Founded in 2012 by Jim Parisi, Grow Depot carries a large catalog of equipment for indoor growing and hydroponic systems. As part of the transaction, both Jim and Anthony Parisi, with over two decades of experience in the indoor growing supply industry, and their 10 employees will join GrowGen’s team of more than 450 grow professionals.

The Grow Depot acquisition is the Company’s second of the year and follows yet another quarter of record earnings. Last month, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 42 stores, which include 5 locations in Colorado, 13 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Investor Contact:
John Evans
GrowGeneration

415-309-0230
john.evans@growgeneration.com

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

# # #